Exhibit 99.1
                                  PRESS RELEASE



Contact:        Glennon F. ("Buddy") Mattingly (502) 893-0323 (Ext. 385)
                      Chief Financial Officer


           TUMBLEWEED ANNOUNCES RECEIPT OF FAIRNESS OPINION AND BOARD
                     APPROVAL OF GOING PRIVATE TRANSACTION


LOUISVILLE, KY (June 16, 2003) - Tumbleweed, Inc. (Nasdaq/NM:TWED) announced today that its Board of Directors has approved a one-for-5000 reverse stock split to be followed immediately by a 5000-for-one forward stock split, subject to stockholder approval. Persons otherwise entitled to receive less than one share in the reverse stock split would instead receive cash in the amount of $1.10 per share. The Board had preliminarily approved the transaction on May 19, 2003, subject to receipt of a fairness opinion from FTN Financial Securities Corp. ("FTN"), financial advisor to the special committee of the Board, and stockholder approval. Today the Board approved the transaction following the Committee's receipt of a fairness opinion with regard to the per share cash amount to be paid in the reverse split from FTN and the recommendation of the special committee.

The transaction is subject to the approval of stockholders. Stockholders will be asked to approve the transaction at the annual meeting of stockholders currently expected to be held in September. The transaction, if approved by stockholders, would reduce the number of stockholders below the level at which the Company would be required to continue to file reports with the SEC.

This press release is only a description of a proposed transaction and is not a solicitation of a proxy or an offer to acquire any shares of common stock. Information concerning the proposed transaction will be included in the proxy statement to be furnished to stockholders.

Tumbleweed opened its first restaurant in 1975 in New Albany, Indiana. Restaurants are currently open in Ohio, Illinois, Indiana, Kentucky and Wisconsin. International locations include Germany, Jordan, Egypt, Turkey and England. Tumbleweed currently has 57 restaurants in operation, with 31 company-owned locations, and 26 franchised and licensed restaurants, including five international units. For additional information, visit Tumbleweed's website at www.tumbleweedrestaurants.com.

This release includes forward-looking statements about Tumbleweed and its business. For this purpose, words such as expects, believes, estimates, anticipates, plans and similar expressions are intended to identify forward-looking statements. The proposed transaction is subject to various conditions and may not occur.